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                          AGREEMENT AND PLAN OF MERGER


	AGREEMENT AND PLAN OF MERGER, dated as of December 1, 1998, among APPLIED IMAGE GROUP, INC., a New York corporation ("AIG"), OPTICS ACQUISITION, INC., a Michigan corporation ("Acquisition"), DONNELLY CORPORATION, a Michigan corporation ("Donnelly"), DONNELLY OPTICS CORPORATION, a Michigan corporation ("Optics"), and BRUNO GLAVICH ("Glavich").

W I T N E S S E T H :

	WHEREAS, the parties desire that Acquisition merge with and into Optics, upon the terms and conditions set forth herein and in accordance with the Michigan Business Corporation Act, and that the outstanding shares of common stock, no par value ("Optics Common Stock"), of Optics, be converted upon such merger (the "Merger") into 130 shares of Common Stock, $.01 par value, of AIG ("AIG Common Stock") which represents 13% of the outstanding AIG Common Stock after the Effective Date of the Merger and the outstanding shares of common stock, no par value ("Acquisition Common Stock"), of Acquisition be converted upon the Merger into 1,000 shares of Optics common stock (Acquisition and Optics being hereinafter sometimes referred to as the "Constituent Corporations" and Optics as the "Surviving Corporation"); and

	WHEREAS, it is intended that for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder; and

	WHEREAS, Glavich is the owner of a majority of the outstanding stock of the AIG Entities (as hereinafter defined in Section 5(f)) which will be exchanged for AIG Common Stock prior to the Merger.

	NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereto hereby agree as follows:

I
MERGER

	01. 	The Merger.  At the Effective Date (as hereinafter defined),
Acquisition shall be merged with and into Optics on the terms and conditions hereinafter set forth as permitted by and in accordance with the Michigan Business Corporation Act. Thereupon the separate existence of Acquisition shall cease, and Optics, as the Surviving Corporation, shall continue to exist under and be governed by the Michigan Business Corporation Act, with its Articles of Incorporation, except that Article I of the Articles of Incorporation shall be amended to read as follows: The name of the corporation is APPLIED OPTICS, INC. the Bylaws of Optics in effect at the

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Effective Date to remain unchanged (except as provided in Exhibit B) until further amended in accordance with the provisions thereof and applicable law.

	02. 	  Filing.  As soon as possible on or after January 4, 1999, Donnelly and AIG will cause the Certificate of Merger in the form of Exhibit A hereto
(the "Certificate of Merger") to be executed and filed with the Michigan
Department of Consumer and Industry Services as provided in the Michigan
Business Corporation Act.

	03.  	Effective Date of the Merger.  The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Michigan Department of Consumer and Industry Services which shall be as soon as possible on or after the date hereof. The date and time of such effectiveness is herein sometimes referred to as the "Effective Date."

II
BOARD OF DIRECTORS AND OFFICERS

	01.	Directors.  Subject to Donnelly's rights under the Shareholder
Rights Agreement set forth as Exhibit B, from and after the Effective Date, the members of the Board of Directors of the Surviving Corporation shall consist of the members specified on Exhibit C and each of the members of such Board of Directors of the Surviving Corporation to serve until his successor is elected and is qualified or until his earlier death, resignation or removal.

	02.  	Officers.  From and after the Effective Date, the officers of the
Surviving Corporation shall be as set forth on Exhibit D, and each such officer shall serve until his successor is elected and qualified or until his earlier death, resignation or removal in accordance with the Bylaws.

III
CONVERSION OF SHARES

	01.	Conversion.  On the Effective Date:
	(a)	 each share of Optics Common Stock issued and outstanding
immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part on the holder thereof, become and be converted into .0026 shares of AIG Common Stock, and

	(b)	each share of Acquisition common stock issued and outstanding immediately prior to the Effective Date shall by virtue of the Merger automatically and without any action on the part on the holder thereof, become and be converted into five (5) shares of common stock of the Surviving Corporation.

	02.	Certificates.  On the Effective Date:

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	(a)	Donnelly shall surrender the certificate which formerly represented shares of Optics Common Stock outstanding on the Effective Date to AIG, and simultaneously therewith AIG shall deliver to Donnelly a certificate representing such number of shares of AIG Common Stock as are deliverable pursuant to Section 3.01, and

	(b)	AIG shall surrender the Certificate which formerly represented shares of Acquisition common stock outstanding on the Effective Date to the Surviving Corporation and simultaneously therewith, the Surviving Corporation shall deliver to AIG a certificate representing such number of shares of the Surviving Corporation as are deliverable pursuant to Section 3.01.

IV
CERTAIN EFFECTS OF MERGER

	01. 	Effect of Merger.  Upon and after the Effective Date, the separate existence of each Constituent Corporation shall cease and the Surviving Corporation shall possess all the rights, privileges, immunities, powers, authority and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed and all debts due on whatever account, including subscriptions to shares, and all other chooses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations.
Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

	02.  	Further Assurances.  If at any time after the Effective Date the
Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired or liability assumed to be assumed by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such further deeds, assignments, assumptions and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such actions.

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V
REPRESENTATIONS AND WARRANTIES

	01.	 Representations and Warranties by AIG.  With respect to all representations made in this Section that are made to the knowledge of AIG, such knowledge shall be deemed to include the knowledge of Glavich. AIG represents and warrants to Donnelly and Optics as follows:

	(a)	Organization and Qualification, etc.

	(i)	AIG is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is required and where the failure to so qualify would, when taken together with all other such failures, affect materially and adversely the financial condition of AIG. The copies of AIG's Certificate of Incorporation and By-Laws, as amended to date, which have been delivered to Donnelly, are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

	(ii)	Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is required and where the failure to so qualify would, when taken together with all other such failures, affect materially and adversely the financial condition of
Acquisition.

	(b)	Capital Stock.

	(i)	The authorized capital stock of AIG consists of 5,000 shares of AIG
Common Stock and 1,000 shares of Preferred Stock, $1.00 par value ("AIG
Preferred Stock"). There are no shares of AIG Common Stock validly issued and outstanding, fully paid and nonassessable, and no shares of AIG Common Stock are held in the treasury of AIG.  There are  no shares of AIG Preferred Stock validly issued and outstanding, fully paid and nonassessable, and no shares of
AIG Preferred Stock are held in the treasury of AIG.  Immediately prior to the
Effective Date, there will be 870 shares of AIG Common Stock and, if there is no outstanding Preferred Stock of any of the AIG Entities, 740 shares of 8% AIG
Preferred Stock with a stated value of $1,000 each issued and outstanding.  AIG

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has no other commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from AIG, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding.

	(ii)	The authorized capital stock of Acquisition consists of 200 shares of Acquisition common stock. There are 200 shares of Acquisition common stock validly issued and outstanding, fully paid and non-assessable, all of which are owned by AIG., Acquisition has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Acquisition, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding.

	(c)	Authority Relative to Agreement.  AIG and Acquisition have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of AIG and Acquisition hereby. The execution and delivery by AIG and Acquisition of this Agreement and the consummation by AIG and Acquisition of the transactions contemplated on their part hereby have been duly authorized by their Boards of Directors and Shareholders. This Agreement has been duly executed and delivered by AIG and Acquisition and are valid and binding agreements of AIG and Acquisition.

	(d)	Non-Contravention.  The execution and delivery of this Agreement by
AIG and Acquisition do not and, the consummation by AIG of the transactions contemplated hereby will not violate any provision of the Certificate of
Incorporation or By-Laws of AIG or the Articles of Incorporation or bylaws of
Acquisition, or violate, or result with the giving of notice or the lapse of time or both in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of AIG or Acquisition pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which AIG or
Acquisition is a party or by which it is bound and do not and will not violate or conflict with any other restriction of any kind or character to which AIG or
Acquisition is subject or by which any of their assets may be bound, and the same does not and will not constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which AIG or
Acquisition is a party.

	(e)	Consents, etc.  Except the filing of the Certificate of Merger, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by AIG or Acquisition and the consummation by AIG or Acquisition of the transactions contemplated hereby.

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	(f)	Financial Statements.  AIG has previously furnished Donnelly with true and complete copies of the financial statements of Applied Glasstec-Buffalo, Inc., Applied Image, Inc. and Applied Coatings, Inc. (the "AIG Entities") for the year ended December 31, 1997, and the internal financial statements for the nine months ended September 30, 1998 (the "AIG Financial Statements"). Except as otherwise specifically required or disclosed under this Agreement, since September 30, 1998, the AIG Entities have conducted their business only in and have not engaged in any material transaction other than according to the ordinary and usual course of business consistent with past practice except that s-corporation earnings have been distributed, and there have not been any change in the financial condition, operations, properties, business or results of operation of the AIG Entities that has had or, to the best of the AIG's knowledge, is likely to have a material adverse effect. The AIG Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial position of AIG as of such respective dates, provided however that Applied Glasstec - Buffalo, Inc. and Applied Image, Inc.'s financial statements have been compiled on an income tax basis of accounting. Attached hereto as
Schedule 5.01(f) is a pro forma consolidated balance sheet of AIG (the "Pro
Forma Balance Sheet") as of October 30, 1998, as if the reorganization under which AIG will acquire all of the outstanding capital stock of the AIG Entities in exchange for AIG Common Stock as described in Article VI hereof has occurred as of October 30, 1998.

	(g)	Governmental Authorization and Compliance with Laws.  To the best knowledge of AIG, the business of AIG has been operated in compliance with the laws, orders, regulations, policies and guidelines of all governmental entities. To the best knowledge of AIG, all AIG Entities have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their business. No notice has been issued and, to the knowledge of AIG, no investigation or review is pending or is contemplated or threatened by any governmental entity (i) with respect to any alleged violation by an AIG Entity of any law, order, regulation, policy or guideline of any governmental entity, or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of any AIG Entity.

	(h)	Subsidiaries.  AIG does not own of record or beneficially, directly or indirectly (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise, except that between the date hereof and the Effective Date,
AIG will acquire all of the outstanding stock of the AIG Entities as provided in
Article VI hereof.

	(i)	Tax Returns.   AIG and the AIG Entities (i) have duly and timely
filed or had duly and timely filed on their behalf all Federal, state, local and foreign tax returns (including, without limitation, consolidated, combined or unitary tax returns) required to be filed by them on or prior to the Effective Date in respect to all periods for which such a tax return was required to be filed and all such tax returns were correct in all material respects and, (ii) have paid or fully and properly accrued on the balance sheets of the AIG Entities as of September 30, 1998 and on the Pro Forma Balance Sheet for all taxes shown to be due and payable on such returns and all other taxes, governmental charges, duties, penalties, interest and fines with respect thereto which are or will be due and payable on or prior to the Effective Date in respect of all periods for which a tax return was required to be filed. With respect to any period for which a tax return was required to be filed, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns by AIG or any AIG Entity (whether consolidated, combined or separate) or the payment by, or assessment against, them of any tax, governmental charge, duty or deficiency which remain unpaid. There are no suits, actions, claims, investigations, inquiries or proceedings now pending against AIG or any AIG Entity with respect to any taxes, governmental charges, duties or assessments of any kind or nature whatsoever nor, to the best knowledge of AIG, are there any such suits, actions, claims, investigations, inquiries or proceedings threatened against AIG or an AIG Entity. There are no matters under discussion between any governmental authority and AIG or an AIG Entity relating to such taxes, governmental charges, duties or assessments asserted by any such authority in respect of any period for which a tax return was required to be filed. All AIG Entities have withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, Federal income taxes, Federal Insurance Contribution Act taxes, state and local income and wage taxes, payroll taxes, workers' compensation and unemployment compensation taxes) required to be withheld or collected therefrom and have paid the same in respect of their employees, when due, or held for payment until due, to the proper tax receiving officers.

	(j)	Title to Properties; Absence of Liens and Encumbrances, etc.  AIG
and the AIG Entities have good title to all of the properties and assets, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances, other than those granted in favor of Star Bank. All leases under which an AIG Entity is the lessee of real or personal property that are material to the conduct of their business, to the best knowledge of AIG, are valid and binding on the lessors thereunder in accordance with their respective terms and there is not under any of such leases any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, which in either case would affect materially and adversely the financial condition of an AIG Entity.

	(k)	Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of AIG, contemplated or threatened against AIG or any AIG Entity which, in the event of a final adverse determination, is reasonably likely to affect materially and adversely the financial condition or business prospects of AIG or an AIG Entity, or which seeks damages in connection with any of the transactions contemplated by this

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Agreement or to prohibit, restrict or delay consummation of the Merger, nor is there any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against AIG or an AIG Entity having any such effect; and neither AIG nor any AIG Entity is a party to nor bound by any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person against AIG or an AIG Entity.

	(l)	Environmental Matters.

	(i)	Definitions.  For purposes of this subsection, the following terms shall have the following meanings:

	(a)	"Environmental Laws" means all federal, state and local
environmental, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

	(b)	"Environmental Permits" means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with the ownership, use and/or operation of the Premises for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, or the cleanup, remediation, sale, transfer or conveyance of the Premises.

	(c)	"Hazardous Substance" means, without limitation, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials or chemicals the Release of which poses an unreasonable risk of harm to health or the environment, as defined in the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the
Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C.
Sections 6901 et seq.), and any other applicable Environmental Law and the regulations promulgated thereunder.

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	(d)	"Premises" means all real estate owned or leased by AIG or any AIG
Entity.

	(e)	"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance) in violation of any Environmental Law.

	(ii)	Representations:

	(a)	Except as otherwise disclosed in writing to Donnelly, no AIG Entity to its best knowledge has caused or allowed the generation, treatment, storage, or disposal of any Hazardous Substance at any Premises except in accordance with all applicable Environmental Laws and/or pursuant to all required
Environmental Permits.

	(b)	To the best of AIG's knowledge, no AIG Entity has caused or allowed the Release of any Hazardous Substance at or near the Premises.

	(c)	To the best of AIG's knowledge, the AIG Entities are in compliance with all applicable Environmental Laws regarding the handling of Hazardous Substances.

	(d)	To the best of AIG's knowledge, all AIG Entities have secured all necessary Environmental Permits necessary to their operations at the Premises, and are in compliance with such Environmental Permits.

	(e)	No AIG Entity has received notice of any proceedings, claims, or lawsuits brought under any Environmental Laws, nor any citations, notices of investigation, or inquiry letters from any state or federal agency or potentially responsible party relative to enforcement of Environmental Laws arising out of its operations at their Premises.

	(f)	The Premises, to AIG's best knowledge,  are not, nor have they ever been, subject to the Release of any Hazardous Substance.

	(g)	There are no underground fuel or Hazardous Substance storage tanks on the Premises.

	(m)	Year 2000 Compliance.

	(i)	The computer systems, software, and equipment owned or licensed by
AIG and all AIG Entities accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the

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twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other information technology, used in combination with the information technology operated by AIG or any AIG Entity, properly exchanges date/time data with it, the failure of which would adversely affect the operations of the AIG Entities.

	(ii)	"Year 2000 Problem" means a date-handling problem relating to the
Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the twentieth and twenty-first centuries and all other
centuries.   AIG has no specific knowledge that any of AIG Entity's suppliers or customers will experience a Year 2000 Problem that would affect business of any AIG Entity as currently conducted.

(n)	ERISA.

	(i)	Definitions.  For purposes of this subsection, the following terms shall have the following meanings:

	"ERISA Affiliate" means any entity with which the AIG is a member of any group of entities within the meaning of Sections 414(b)(c) or (m) of the Code.

	"Benefit Arrangement" means any contract, agreement, arrangement or practice providing for insurance coverage (including any self-insured arrangement), unemployment benefits, deferred compensation, bonuses, stock options, stock purchases, "parachute payments" (within the meaning of Section 280G of the Code), or other form of incentive or post-employment compensation or benefits, that (1) is not a Plan, (2) is now or has been maintained by AIG, an AIG Entity or an ERISA Affiliate, or covers or has covered an employee or director of the AIG or an ERISA Affiliate, and (3) from which any current or former employee of AIG, or an AIG Entity (or his spouse or beneficiary) is or may be entitled to benefits, or with respect to which AIG or an AIG Entity has or may have any liability, now or in the future.

	"Code" means the Internal Revenue Code of 1986, as amended.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

	 "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), including, but not limited to a profit sharing plan, 401(k) plan, stock bonus plan, employee stock ownership plan, and any other "individual account plan" as defined in Section 3(34) of ERISA, that
(1) is now or has been maintained by AIG, an AIG Entity or an ERISA Affiliate, or covers or has covered an employee of AIG, an AIG Entity or an ERISA
Affiliate,

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and (2) from which any current or former employee of AIG, or an AIG Entity (or his spouse or beneficiary) is or may be entitled to benefits, or with respect t0 which AIG or an AIG Entity has or may have any liability, now or in the future.

	"Plan" means a Pension Plan or Welfare Plan.

	"Welfare Plan" means any "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, that (1) is now or has been maintained by AIG or an AIG Entity or an ERISA Affiliate, or covers or has covered an employee of AIG or an AIG Entity or an ERISA Affiliate, and (2) from which any current or former employee of AIG or an AIG Entity (or his spouse or beneficiary) is or may be entitled to benefits, or with respect to which AIG or an AIG Entity has or may have any liability, now or in the future.

	(ii)	Representations

	(a)	Each Plan and Benefit Arrangement is now and has operated in material compliance with all applicable provisions of ERISA, the Code, and all other applicable laws, orders, rules and regulations, as well as the terms and provisions of such Plan or Benefit Arrangement that are not inconsistent with such laws, orders, rules and regulations. No Pension Plan is (i) a "multiemployer plan," as defined in Section 3(37)(A) of ERISA, or (ii) a Pension Plan otherwise subject to the minimum funding requirements of Section 412 of the Code. No Welfare Plan is a "voluntary employees' beneficiary association," within the meaning of Section 501(c)(9) of the Code.

	(b)	All forms, reports and documents that have been required to be filed with the Internal Revenue Service, the United States Department of Labor, the
Pension Benefit Guaranty Corporation, or the Securities and Exchange
Commission and/or distributed to participants, beneficiaries or employees, with respect to each Plan and Benefit Arrangement, including complete annual reports
(Form 5500), summary annual reports and summary plan descriptions, have been timely filed and/or distributed, as the case may be.

	(c)	There is no action, suit, investigation, arbitration or other proceeding pending or threatened against, or otherwise affecting or involving, any Plan or Benefit Arrangement, any fiduciary thereof, or the assets of any trust, insurance or annuity contract thereunder, at law or in equity, by or before any court, government department, commission, agency, instrumentality or arbitrator. There is presently no outstanding judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumental-ity or arbitrator against, or otherwise affecting or involving, any Plan or Benefit Arrangement, any fiduciary thereof, or the assets of any trust, insurance or annuity contract thereunder.

	(d)	No Plan, nor any trust created thereunder, nor any trustee,
administrator or other fiduciary thereof, has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or any transaction which could give rise to any civil penalty imposed by Section 502 of ERISA. No event has occurred and no condition exists with respect to any Plan that could give rise to any tax liability under Section 4971, 4972, 4977, 4979, 4980B or 6652 of the Code, or to a penalty under Section 502(c) of ERISA.

	(e)	A favorable determination letter has been issued by the Internal
Revenue Service with respect to the qualified status of each Pension Plan (as amended to comply with the Tax Reform Act of 1986) under Section 401(a) of the Code, and there has been no occurrence, whether by action or inaction, which could adversely affect the qualified status of any such Pension Plan. All contributions to each Pension Plan that are required to be paid prior to the Effective Date have been paid or will be paid prior to the Effective Date.

	(f)	Each Welfare Plan that is (or is in part) a "group health plan"
within the meaning of Section 607 of ERISA has materially complied with the provisions of Section 601 of ERISA and Section 4980B of the Code, relating to continuation coverage requirements.

	(o)	Compliance with Law.  Neither AIG nor any AIG Entity is in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject or which applies to its business and has not been notified that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject and none has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its assets and properties or to the conduct of its business.

	(p)	Other Information.  None of the information furnished by Glavich,
AIG or any AIG Entity to Donnelly in this Agreement, the exhibits hereto, the schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by AIG is materially false or misleading, or contains any misstatement of material fact, or omits to state any material fact required to be stated in order to make the statements therein not misleading.

	02.	Representations and Warranties by Donnelly.  Donnelly represents and warrants to AIG as follows:

	(a)	Organization and Qualification, etc  Donnelly is a corporation duly organized, validly existing and in good standing under the laws of the State of
Michigan, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

	(b)	Authority Relative to Agreement and Financing Arrangements.
Donnelly has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of Donnelly hereby and thereby. The execution and delivery by Donnelly of this Agreement and the consummation by Donnelly of the transactions contemplated on its part hereby and thereby have been or duly authorized by its Board of Directors. No other corporate proceedings on the part of Donnelly are necessary to authorize the execution and delivery of this Agreement by Donnelly or the consummation by Donnelly of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Donnelly and is a valid and binding agreement of Donnelly.

	(c)	Non-Contravention.  The execution and delivery of this Agreement by
Donnelly do not, and the consummation by Donnelly of the transactions contemplated hereby will not violate any provision of the Certificate of
Incorporation or By-Laws of Donnelly, or violate, or result with the giving of notice or the lapse of time or both in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Donnelly pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which
Donnelly is a party or by which it is bound and do not and will not violate or conflict with any other restriction of any kind or character to which Donnelly is subject or by which its assets may be bound, and the same does not and will not constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which Donnelly is a party.

	(d)	Consents, etc.  Except the filing of the Certificate of Merger, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement and the consummation by Donnelly of the transactions contemplated hereby.

	03. Representations and Warranties with respect to Optics. Any representations made to the knowledge of Optics shall be deemed to include the knowledge of Dan Joseph. Any representations made to the knowledge of Donnelly shall be deemed to include the knowledge of Scott Reed. Optics and Donnelly represent and warrant to AIG as follows:

	(a)	Organization and Qualification, etc.  Optics is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is required and where the failure to so qualify would, when taken together with all other such failures, affect materially and adversely the financial condition of Optics. The copies of Optics' Articles of Incorporation and By-Laws as amended to date, which have been delivered to AIG, are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

	(b)	Capital Stock.  The authorized capital stock of Optics consists of
60,000 shares of Optics Common Stock, of which 50,000 shares of Optics Common Stock are validly issued and outstanding, fully paid and nonassessable, all of which are issued to Donnelly, and no shares of Optics Common Stock are held in the treasury of Optics. Except for an option granted to Daniel Joseph to purchase 1800 shares of Optics Common Stock. Optics has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Optics, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding.

	(c) 	Authority Relative to Agreement.  Optics has the corporate power and authority to execute and deliver this Agreement and, to consummate the transactions contemplated on the part of Optics hereby.  The execution and delivery by Optics of this Agreement and the consummation by Optics of the transactions contemplated on its part hereby have been duly authorized by its
Board of Directors and Shareholder.  This Agreement has been duly executed and delivered by Optics and is a valid and binding agreement of Optics.

	(d)	Non-Contravention.  The execution and delivery of this Agreement by
Optics do not and, the consummation by Optics of the transactions contemplated hereby will not violate any provision of the Certificate of Incorporation or By-
Laws of Optics, or violate, or result with the giving of notice or the lapse of time or both in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Optics pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Optics is a party or by which it is bound and do not and will not violate or conflict with any other restriction of any kind or character to which Optics is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which Optics is a party.

	(e)	Consents, etc.  Except the filing of the Certificate of Merger, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Optics and the consummation by Optics of the transactions contemplated hereby.

	(f)	Subsidiaries.  Except for 18,250 shares of common stock of Quantech,
Ltd. issued to Optics, Optics does not own of record or beneficially, directly or indirectly (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

	(g)	Financial Statements.  Donnelly has previously furnished AIG with a true and complete copy of financial statements of Optics from its inception through June 28, 1997, and for the year ended June 27, 1998, the internal financial statements of Optics for the quarter ended October 3, 1998, and a balance sheet of Optics as of October 31, 1998 (the "Optics Financial
Statements").  Except as otherwise specifically required or disclosed under this Agreement, since June 28, 1998, Optics has conducted its business only in and has not engaged in any material transaction other than according to the ordinary and usual course of business consistent with past practice and there has not been (i) any change in the financial condition, operations, properties, business or results of operation of Optics that has had or, to the best of
Optics' and Donnelly's knowledge, is likely to have a material adverse effect;
(ii) any material damage, destruction, or other casualty loss with respect to any asset or property owned, leased or otherwise used by Optics; or (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of Optics.  The Optics Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the consolidated financial position of
Optics as of such respective dates.

	(h)  	Governmental Authorization and Compliance with Laws.  To the best knowledge of Optics and Donnelly, the business of Optics has been operated in compliance with the laws, orders, regulations, policies and guidelines of all governmental entities. To the best knowledge of Optics and Donnelly, Optics has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business. No notice has been issued and, to the knowledge of Optics and Donnelly, no investigation or review is pending or is contemplated or threatened by any governmental entity (i) with respect to any alleged violation by Optics of any law, order, regulation, policy or guideline of any governmental entity, or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Optics.

	(i)	Tax Returns.   Optics (i) has duly and timely filed or had duly and
timely filed on its behalf all Federal, state, local and foreign tax returns
(including, without limitation, consolidated, combined or unitary tax returns)
required to be filed by it or on or prior to the Effective Date in respect to all periods for which such a tax return was required to be filed and all such tax returns were correct in all material respects and (ii) has paid or fully and properly accrued on the balance sheet of Optics as of October 3, 1998 for all taxes shown to be due and payable on such returns and all other taxes, governmental charges, duties, penalties, interest and fines with respect thereto which are or will be due and payable on or prior to the Effective Date in respect of all periods for which a tax return was required to be filed.
With respect to any period for which a tax return was required to be filed, there are no agreements, waivers or other arrangements providing for the payment by, or assessment against, them of any tax, governmental charge, duty or deficiency which remain unpaid.  There are no suits, actions, claims, investigations, inquiries or proceedings now pending against Optics with respect to any taxes, governmental charges, duties or assessments of any kind or nature whatsoever nor, to the best knowledge of Optics and Donnelly, are there any such suits, actions, claims, investigations, inquiries or proceedings threatened against Optics.  There are no matters under discussion between any governmental authority and Optics relating to such taxes, governmental charges, duties or assessments asserted by any such authority in respect of any period for which a tax return was required to be filed.  Donnelly or Optics has withheld or collected from each payment made to each of the employees who performs or performed services for Optics, the amount of all taxes (including, but not limited to, Federal income taxes, Federal Insurance Contribution Act taxes, state and local income and wage taxes, payroll taxes, workers'
compensation and unemployment compensation taxes) required to be withheld or collected therefrom and Donnelly or Optics has paid the same in respect of such employees, when due, or held for payment until due, to the proper tax receiving officers.

	(j)	Title to Properties; Absence of Liens and Encumbrances, etc.  Optics
has good title to all of its properties and assets, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances except encumbrances described on the Optics
Financial Statements described on Schedule 5.02(j)(i) hereto.  All leases under which Optics is the lessee of real or personal property that are material to the conduct of the business of Optics, to the best knowledge of Optics and
Donnelly, are valid and binding on the lessors thereunder in accordance with their respective terms and there is not under any of such leases any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, which in either case would affect materially and adversely the financial condition of Optics.  The properties and assets of Optics constitute all properties and assets required to operate
Optics' business in the same manner as it was operated prior to the Merger.
Schedule 5.02(j)(ii) is a list of all real estate owned or leased by Optics.

	(k)	List of Contracts and Other Data.  Annexed hereto as Schedule
5.02(k) s a list setting forth the following:

	(i)	all leases of real or personal property which are material to the business of Optics and to which Optics is a party, either as lessee or lessor, with a brief description of the property to which each such lease relates;

	(ii)	all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, and employee stock purchase and stock option plans,

	(iii)	all contracts, agreements, leases, licenses and commitments to which
Optics is a party, or to which it or any of its assets or properties are subject and which are material to the business of Optics and which are not specifically referred to in (i) or (ii) above, except purchase orders, sales orders, and non-disclosure agreements entered into in the ordinary course of business.

To the best knowledge of Optics and Donnelly, true and complete copies of all documents and descriptions complete in all material respects of all material oral understandings (if any) referred to in (i) through (iii) above have been provided or made available to AIG or its counsel, except as specifically set forth in Schedule 5.02(k) Except as disclosed in such Schedule, Optics has not been notified of any claim that any contract referred to in such Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which would constitute such a default.

	(l)	Litigation.  There is no claim, action, suit or proceeding pending or, to the knowledge of Optics and Donnelly, contemplated or threatened against Optics which, in the event of a final adverse determination, is reasonably likely to affect materially and adversely the financial condition or business prospects of Optics, or which seeks damages in connection with any of the transactions contemplated by this Agreement or to prohibit, restrict or delay consummation of the Merger, nor is there any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against Optics having any such effect. There is no claim, action, suit or proceeding pending or, to the knowledge of Optics or Donnelly, contemplated or threatened against Optics by any employees of Optics or Donnelly who perform or have performed services for Optics with respect to such employment.

	(m)	Employee Matters.  Schedule 5.02(m)(i) sets forth a list of Optics'
employees on Donnelly's payroll who perform services for Optics as of the
Effective Date.  There are no controversies pending between Donnelly and any of its employees who perform services for Optics, which controversies may reasonably be expected to affect materially and adversely the financial condition of Optics.  Any costs and expenses related to the termination or transfer of any such employees who perform or performed services for Optics is either accurately reflected on the Optics Financial Statements or has been assumed by Donnelly or will be assumed by Donnelly, provided that the Surviving
Corporation offers employment to all such employees listed on Schedule
5.02(m)(ii) and to at least 4 of such employees listed on Schedule 5.02(m)
(iii), all but 4 of whom will be on substantially the same compensation and provided further that a representative of Donnelly participates in all meetings and discussions with all such employees concerning their initial employment.

	(n)	Patents, Trade Names, Trademarks, etc.  Schedule 5.02(n) sets forth a list of all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor owned or licensed by Optics
(the "Optics Patent and Trademark Rights").  The Optics Patent and Trademark
Rights are all those rights that are material to the operation of the business of Optics as currently being conducted, and there are no claims or proceedings pending or, to the knowledge of Optics and Donnelly, threatened against Optics asserting that its use of any of the Optics Patent and Trademark Rights
infringes the rights of any other person or that Optics is in violation of any other proprietary rights of any other person.

	(o)	Insurance.  Donnelly  has insurance contracts or self-insurance in full force and effect with respect to Optics which, to the best knowledge and belief of Optics and Donnelly, provide for coverages which are usual and customary in the business of Optics as to amount and scope.

	(p)  	 Use of Real Property.  To the best knowledge of Optics and
Donnelly, the real properties listed in Schedule 5.02(j)(ii) hereto are used and operated in compliance and conformity with all applicable leases, contracts, commitments, licenses and permits. Optics has no notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of Optics. If so requested by AIG, Donnelly agrees to provide a certification to a title company that it has no actual knowledge of any adverse title matters not of record.

	(q)	Environmental Matters.

	(i)	Definitions.  For purposes of this subsection, the following terms shall have the following meanings:

	(a)	"Environmental Laws" means all federal, state and local
environmental, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

	(b)	"Environmental Permits" means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with the ownership, use and/or operation of the Premises for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, or the cleanup, remediation, sale, transfer or conveyance of the Premises.

	(c)	"Hazardous Substance" means, without limitation, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials or chemicals the Release of which poses an unreasonable risk of harm to health or the environment, as defined in the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the
Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C.
Sections 6901 et seq.), and any other applicable Environmental Law and the regulations promulgated thereunder.

	(d)	"Premises" means all real estate owned or leased by Optics.

	(e)	"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance) in violation of any Environmental Law.

	(iii)	Representations.  Except as otherwise disclosed in writing to AIG:

	(a)	Optics to its best knowledge has not caused or allowed the
generation, treatment, storage, or disposal of any Hazardous Substance at the Premises except in accordance with all applicable Environmental Laws and/or pursuant to all required Environmental Permits.

	(b)	To the best of Optics' and Donnelly's knowledge, Optics has not caused or allowed the Release of any Hazardous Substance at or near the Premises.

	(c)	Optics is to its best knowledge in compliance with all applicable
Environmental Laws regarding the handling of Hazardous Substances.

	(d)	To the best of Optics' and Donnelly's knowledge, Optics has secured all necessary Environmental Permits necessary to its operations at the
Premises, and is in compliance with such Environmental Permits.

	(e)	Optics has not received notice of any proceedings, claims, or lawsuits brought under any Environmental Laws, nor any citations, notices of investigation, or inquiry letters from any state or federal agency or potentially responsible party relative to enforcement of Environmental Laws arising out of its operations at the Premises.

	(f)	The Premises, to Optics' best knowledge, is not, nor has it ever been, subject to the Release of any Hazardous Substance.

	(g)	There are no underground fuel or Hazardous Substance storage tanks on the Premises.

	(r)	Condition of Assets.  All tangible personal property, fixtures and equipment owned or leased by Optics are in a good state of repair (ordinary wear and tear expected) and operating condition and are suitable for the purposes for which they are being used, except for tooling in connection with the EL400 lens.

	(s)	Accounts Receivable. The accounts receivable reflected on the unaudited balance sheet of Optics as of October 31, 1998, and all accounts receivable arising between that date and the date hereof, arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold and delivered to or performed for the account obligors, and no further goods or services are required to be provided in order to complete the sales and to entitle Optics to collect the accounts receivable.
No such account has been assigned or pledged to any other person, firm or corporation, and no defense or setoff to any such account has been asserted by the account obligor or, to the best knowledge of Optics and Donnelly, exists.

	(t)	Compliance with Law.  Optics is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject or which applies to its business and has not been notified that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject and has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its assets and properties or to the conduct of the business.

	(u)	Year 2000 Compliance.

	(i)	Except as described on Schedule 5.02(u), the computer systems, software, and equipment owned or licensed by Optics accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other information technology, used in combination with the information technology operated by Optics, properly exchanges date/time data with it, the failure of which would adversely affect the operations of Optics.

	(ii)	"Year 2000 Problem" means a date-handling problem relating to the
Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the twentieth and twenty-first centuries and all other centuries. Optics and Donnelly have no specific knowledge that any of its suppliers or customers will experience a Year 2000 Problem that would affect Optics' business as currently conducted.

	(v)	ERISA.

	(i)	Definitions. "ERISA Affiliate" means any entity with which Optics or
Donnelly is or was a member of any group of entities within the meaning of
Sections 414(b)(c) or (m) of the Code.

	"ERISA Plan" means an "employee welfare benefit plan" or "employee pension benefit plan," as defined in Section 3(1) or 3(2) of ERISA.

	"Benefit Arrangement" means any contract, agreement, arrangement, understanding or practice providing the employees or directors of a corporation with deferred compensation, bonuses, stock options, stock purchases, insurance, or any other form of compensation or benefit, and which is not an ERISA Plan.

	"Code" means the Internal Revenue Code of 1986, as amended.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

		(ii)	Representations.

	(a)	Optics does not now and has never had any employee on its own payroll; rather, the pay and benefits for all such employees were provided by Donnelly. "Employee," as such term is construed for purposes of any provision of ERISA Code.

	(b)	Optics does not now and has never maintained, contributed to, or been the plan administrator of, any ERISA Plan or Benefit Arrangement. Optics has no liability or obligation with respect to any ERISA Plan or Benefit Arrangement maintained by Donnelly or any ERISA Affiliate, or to which any Donnelly or ERISA Affiliate has made contributions, or which is or was administered by any Donnelly or ERISA Affiliate.

	(c)	There is no claim that can be made, or any penalty, award or other liability that can be assessed, against Optics (either now or anytime in the future) under ERISA, the Code or any other law, regulation, rule or order relating to employees or employee benefits, by reason of (i) any ERISA Plan or Benefit Arrangement maintained by Donnelly or any ERISA Affiliate or to which any Donnelly or ERISA Affiliate has made contributions, or which is or was administered by any Donnelly or ERISA
Affiliate prior to the date hereof, or (ii) any act, omission or other occurrence prior to the date hereof.

	(d)	Neither the Merger, nor any other transaction, act or event
contemplated herein, can, directly or indirectly, give rise to or be the basis of, any claim, penalty, award or other liability against Optics (either at the time of the Merger, transaction, act or event or anytime in the future) under ERISA, the Code, or any other law, regulation, rule or order relating to employees or employee benefits with respect to periods prior to the date hereof.

	(w)	Other Information.  None of the information furnished by Optics and/or Donnelly to AIG in this Agreement, the exhibits hereto, the schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by Optics and/or Donnelly is materially false or misleading, or contains any misstatement of material fact, or omits to state any material fact required to be stated in order to make the statements therein not misleading.

VI
REORGANIZATION OF AIG
AND AIG ENTITIES

	AIG and Glavich hereby agree that each will take such action as is required to reorganize AIG and the AIG Entities in a merger qualifying as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder pursuant to which AIG acquires all of the issued and outstanding shares of common stock of all of the AIG Entities in exchange for 870 shares of AIG Common Stock. The closing under such reorganization shall be effective no later than the opening of business on January 4, 1999. Immediately after the consummation of the transaction, the consolidated balance sheet of AIG shall be substantially the same as the Pro Forma Balance Sheet, excepting only changes resulting from the operations of the AIG Entities between the date hereof and January 4, 1999, and any capital expenditures incurred during that period.

VII
CLOSING DELIVERIES

	01.	By AIG.  At the Effective Date, AIG shall deliver to Donnelly the following:

	(a)	A certificate of the Secretaries of State of the State of New York
and Michigan dated as of a recent date as to the due incorporation and good standing of AIG and Acquisition, respectively.

	(b)	A certificate of the Secretary or an Assistant Secretary of AIG
dated the Effective Date and certifying (1) that attached thereto is a true and complete copy of the Certificate of Incorporation and By-laws of AIG as in effect on the date of the adoption of the resolutions referred to in clause 2 below and as of the date of such certification; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of AIG authorizing the execution, delivery and performance of this Agreement and all documents ancillary hereto, including the Shareholder Rights Agreement and the Assignment and Assumption of Convertible Promissory Note described below, the execution and filing of the Certificates of Merger and the issuance and delivery of the AIG Common Stock and that all such resolutions are still in full force and effect and are all the resolutions adopted by the Board in connection with the transactions contemplated by this Agreement; (3) that the Certificate of Incorporation of AIG has not been amended since the date of the last amendment referred to in the certificate pursuant to clause (a) above; and
(4) as to the incumbency and specimen signature of each officer of AIG executing this Agreement and such agreements, certificates or instruments as are to be delivered or furnished pursuant hereto, and a certification by another officer of AIG as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (b); and (5) that AIG has acquired all of the outstanding stock of the AIG Entities in the manner outlined in Article VI.

	(c)	A certificate of the Secretary or an Assistant Secretary of
Acquisition, dated the Effective Date, and certified (1) that attached thereto is a true and complete copy of the Articles of Incorporation and Bylaws of Acquisition as in effect on the date of adoption of that resolution referred to clause 2 below and as of the date of such certification; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Acquisition authorizing the execution, delivery, and performance of this Agreement and all documentation ancillary hereto, including the execution and filing of the certificate of merger and that all such resolutions are still in full force and effect and are all the resolutions adopted by the Board of Acquisition in connection with the transactions contemplated by this Agreement; (3) that the Articles of Incorporation of Acquisition have not been amended since the date of the last amendment referred to in the certificate pursuant to clause a above; and (4) as to the incumbency and specimen signature of each officer of Acquisition executing this Agreement and such other agreement, certificate or instruments as are to be delivered or furnished pursuant hereto by Acquisition, and a certification by another officer of Acquisition as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (c).

	(d)	An opinion of Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP,
counsel to AIG, substantially in the form of Exhibit E attached hereto.

	(e)	A Ratification, Modification and Guaranty of Promissory Note in the
principal amount of $5,000,000, substantially in the form of Exhibit F attached hereto.

	02. By Donnelly. At the Effective Date, Donnelly shall deliver to AIG the following:

	(a)	A certificate of the Secretary of State of the State of Michigan
dated as of a recent date as to the due incorporation and good standing of Optics and Donnelly.

	(b)	A certificate of the Secretary or an Assistant Secretary of Optics
and Donnelly dated the Effective Date and certifying (1) that attached thereto is a true and complete copy of the Articles of Incorporation and By-laws of Optics as in effect on the date of the adoption of the resolutions referred to in clause 2 below and as of the date of such certification; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Optics and Donnelly authorizing the execution, delivery and performance of this Agreement and all documents ancillary hereto, including the Shareholder Rights Agreement, the execution and filing of the Certificate of Merger and the delivery of the Optics Common Stock and that all such resolutions are still in full force and effect and are all the resolutions adopted by the Board in connection with the transactions contemplated by this Agreement; (3) that the Articles of Incorporation of Optics and Donnelly have not been amended since the date of the last amendment referred to in the certificate pursuant to clause (a) above; (4) as to the incumbency and specimen signature of each officer of Optics and Donnelly executing this Agreement and such agreements, certificates or instruments as are to be delivered or furnished pursuant hereto, and a certification by another officer of Optics and Donnelly as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (b).

	(c)	An opinion of Varnum, Riddering, Schmidt & Howlett LLP, counsel to
Optics and Donnelly, substantially in the form of Exhibit G attached hereto.

	(d)	Evidence satisfactory to AIG of the discharge of all indebtedness due to Donnelly from Optics, except for a $5,000,000 Convertible Promissory
Note with interest thereon at the rate of 6% per year.

	(e)	Assumption by Donnelly of all restructuring charges of Optics shown on the October 31, 1998 Balance Sheet and all post-retirement benefits of
Optics accruing through January 3, 1999.

	(f)	The Amendment to Technology Transfer and License Agreement in the
form attached as Exhibit H hereto.

VIII
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

	01. 	 Survival of Representations.  The representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive the Effective Date for 18 months following the Effective Date.

	02.  	General Indemnity.

	(a)	Subject to the terms and conditions of this Article, Donnelly hereby agrees to indemnify, defend and hold AIG and the Surviving Corporation harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon or incurred by AIG or the Surviving
Corporation by reason of or resulting from:

	(i)	a breach of any representation, warranty or covenant of Optics or
Donnelly contained in or made pursuant to this Agreement, or

	(ii) 	the failure of Optics or Donnelly, as the case may be, duly to perform or observe any term, provision or covenant or agreement to be performed or observed pursuant to this Agreement except as waived by AIG.

	(b)	Subject to the terms and conditions of this Article, AIG hereby agrees to indemnify, defend and hold Donnelly harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon or incurred by Donnelly by reason of or resulting from:

	(i)	a breach of any representation, warranty or covenant by AIG
contained in or made pursuant to this Agreement or;

	(ii)	any failure of AIG or Glavich to perform or observe any term, provision, covenant or agreement to be performed or observed by AIG pursuant to this Agreement, except as waived by Donnelly.

	03.	Third Party Claims.  If a claim by a third party is made against an indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article, the indemnified party shall promptly notify the indemnifying party in writing of such claim.  The indemnifying party shall have thirty days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, that:

	(i)	the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party and shall not be reimbursed by the indemnifying party;

	(ii)	the indemnifying party shall promptly reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party within the limits of this Article;

	(iii)	the indemnifying party shall not, without prior written consent of the indemnified party, which consent shall not be unreasonably withheld, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party and the indemnifying party a release from all liability in respect of such claim and;

	(iv)	nothing herein shall require any indemnified party to consent to the entry of any order, injunction or consent decree materially impairing its ability to conduct its business operations after the date thereof.  So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim.  Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnify therefor by the indemnifying party.  If the indemnifying party does not notify the indemnified party within thirty days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to consent, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying party, upon the approval of the indemnifying party, which approval shall not be unreasonably withheld.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiations and settlement of any such claim.

	04.	Limitations on Indemnification Obligations.  Neither party shall have any obligations under this Section, except indemnification obligations of Donnelly with respect to any claims relating to employees who perform or performed services for Optics, unless the aggregate of all damages for which such party would, but for this sentence, be liable exceeds $50,000 on a cumulative basis. Under no circumstances shall either party be entitled to indemnification for damages under this Section for an amount in excess of $3,000,000, except for indemnification obligations of Donnelly with respect to any claims relating to employees who perform or performed services for Optics.

	05.	Payment of Claims.  Any claim for indemnification required to be paid hereunder may, at the option of the indemnifying party, be paid in cash or in AIG Common Stock, valued at $63,654 per share, the price per share used in determining the value of the transactions contemplated herein. In the event Donnelly is the indemnifying party, Donnelly shall submit to AIG a certificate or certificates representing sufficient shares of AIG Common Stock to satisfy its indemnity obligation if Donnelly elects to satisfy that obligation with AIG Common Stock. AIG shall then cancel the number of shares required to satisfy such indemnity and issue to Donnelly a new certificate representing the difference between the number of shares of AIG

Common Stock represented by the certificate delivered by Donnelly and the number of AIG Common Stock required to satisfy Donnelly indemnity obligation.

		In the event AIG is required to indemnify Donnelly, it shall issue to Donnelly that number of shares of AIG Common Stock having a total value equal to the amount of its indemnity obligation if it wishes to pay the indemnity obligation in AIG Common Stock.

 	06.	Remedies.  Except as expressly herein provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

VIX
ARBITRATION

Except in cases where the parties are entitled to injunctive relief, any dispute that may hereafter arise in connection with the construction, performance or breach of this Agreement shall be settled by final binding arbitration in Cleveland, Ohio in accordance with the commercial rules of the American Arbitration Association provided that the parties will use one arbitrator agreed upon by the parties, or if they cannot agree on an arbitrator within thirty (30) days after any party requests arbitration, will use A panel of three arbitrators selected as follows: Donnelly and AIG shall each appoint an independent arbitrator within the next thirty (30) days, and within the thirty (30) days thereafter, those two arbitrators shall appoint the third arbitrator. If either party fails to appoint an independent arbitrator within such thirty (30) day period, the arbitrator appointed by the other party shall
be the sole arbitrator.   The parties shall be entitled to conduct discovery
proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator(s). Upon the conclusion of any arbitration proceedings hereunder, the arbitrator(s) shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him, her or them and shall deliver such documents to each party to this Agreement along with a signed copy of the award. The arbitration award shall be binding on all parties and enforceable in any court of competent jurisdiction.

X
MISCELLANEOUS

	01.	Expenses; Certain Payments. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that Donnelly agrees to pay AIG's accounting, legal, environmental, investment banking, and banking transaction closing costs, including the cost of a year-end 1998 (stub period) audit (if any), up to a maximum of $200,000.

	02.	Notices.   Any notice to be given hereunder by any party to the
others shall be in writing and delivered personally or sent my registered or certified mail, postage pre-paid, or by national overnight courier:

			If to AIG to:
			1653 East Main Street
			Rochester, New York  14609
			ATTENTION:  President

			With a copy to:
			Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP
			2400 Chase Square
			Rochester, New York  14604
			ATTENTION:  Justin L. Vigdor, Esq.

			If to Donnelly, to:
			49 West Third Street
			Holland, MI  49423
			Attention:  Scott Reed

			With a copy to:
			Daniel C. Molhoek, Esq.
			Varnum, Riddering, Schmidt & Howlett LLP
			Bridgewater Place, P.O. Box 352
			Grand Rapids, Michigan 49501

	or to such other addresses as may be designated in writing by the party to receive such notice as provided above.

	03.	Brokers.  AIG represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission from AIG based on agreements, arrangements or undertakings made by AIG in connection with the transactions contemplated hereby except that upon consummation of the transactions contemplated hereby a fee of $100,000 shall be payable by AIG to Capital Formation Group of Rochester L.P., AIG's investment bankers. Donnelly and Optics represent and warrant that no broker or finder is entitled to any brokerage or finder's fee or other commission from Donnelly or Optics based on agreements, arrangements or undertakings made by Donnelly or Optics in connection with the transactions contemplated hereby.

	04.	Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

	05.	Headings.  The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

	06.	Schedules.  Any matter described or included in any Schedule delivered herewith in response to any disclosure obligation hereunder shall be deemed disclosed for all other purposes of this Agreement.

	07.	Entire Agreement; No Assignment; Governing Law.  This Agreement (a)
constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned, by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

						APPLIED IMAGE GROUP, INC.

						By: /s/ Bruno B. Glavich
						Title: President

						DONNELLY CORPORATION

						By: /s/ Scott E. Reed
						Title: Sr. VP & CFO

						DONNELLY OPTICS CORPORATION

						By: /s/ Dwane Baumgardner
						Title: Chairman

      /s/  Bruno B. Glavich
						Bruno B. Glavich, agreeing solely to be
						bound by Article VI

EXHIBIT B


SHAREHOLDER RIGHTS AGREEMENT


	This Agreement is made as of the 4th day of January, 1999 by and among Applied Image Group, Inc. a New York corporation ("AIG"), Bruno Glavich ("Glavich") and Donnelly Corporation, a Michigan corporation ("Donnelly").

R E C I T A L S

	WHEREAS, Donnelly has acquired 130 shares (the "Donnelly Shares") of AIG's Common Stock, $.01 par value (the "AIG Shares");


	WHEREAS, Glavich is the holder of the majority of the AIG Shares; and

	WHEREAS, all capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to them in the Amendment to Technology Transfer and License Agreement between Donnelly and Applied Optics, Inc. (the "Amendment"), dated the date hereof.


	NOW THEREFORE, the parties hereby agree as follows:

1.	Notice of Proposed Transfer.

	a.	By Glavich	If Glavich proposes to sell, assign, encumber, pledge,
hypothecate, give away or in any other manner dispose of or transfer for value
(a "Transfer") any AIG Shares owned or controlled by Glavich either privately or publicly, Glavich shall promptly give written notice (the "Notice")
to Donnelly.  The Notice shall describe the number of AIG Shares proposed to be transferred and the minimum consideration that will be accepted.

	b.	By AIG.  If AIG proposes to transfer all or substantially all of its assets, fifty percent (50%) or more of the stock of Applied Optics, Inc.
("Applied Optics"),  or all or substantially all of its molded optics business, or proposes to enter into a merger or consolidation with any other party (a
"Transfer"), AIG shall promptly give written notice (the "Notice") to Donnelly.
The Notice shall describe the assets proposed to be transferred and the minimum consideration that will be accepted.

2.	Right of First Offer.  Upon receipt of a Notice from Glavich or AIG pursuant to paragraph l:

	a. 	If the Notice is from Glavich, Donnelly shall have the right to purchase from Glavich the AIG shares which Glavich proposes to Transfer, or

	b.	If the Notice is from AIG, Donnelly shall have the right to purchase the assets proposed to be sold by AIG or to merge with AIG, in either case on the same price and at the same terms and conditions set forth in the Notice, provided that Donnelly must provide Glavich or AIG notice of its intent to do so within fifteen (15) days after receipt of the Notice.

3.	Tag-Along/Bring-Along.  In the event Donnelly does not exercise its right of first offer in paragraph 2, AIG or Glavich shall have up to six months to complete the Transfer described in the Notice on terms no less favorable to AIG or Glavich than the terms described in the Notice, in which case AIG and Glavich agree to provide at least 20 days notice (the "Notice of Sale") to Donnelly of the Transfer. The Notice of Sale shall contain the name of the proposed purchaser and the terms and conditions and nature of the Transfer.

	a.	If the Transfer is a Transfer involving less than all of the shares of common stock of AIG, Donnelly shall have the right to participate in the
Transfer of AIG shares on the same terms and conditions set forth in the Notice by providing notice of its intent to do so within ten (10) days after receiving the Notice on the following basis:

	(i)	Donnelly will, to the extent specified in its notice, participate in such Transfer of AIG Shares on the same terms and conditions as set forth in the Notice.
	(ii)	Donnelly will have the right to transfer up to that number of shares of AIG equal to the product obtained by multiplying (i) the aggregate number of
AIG Shares covered by the Notice by (ii) a fraction of the numerator of which is the number of  AIG Shares owned or under option to by Donnelly at the time of the Notice and the denominator of which is the total number of shares of AIG
Shares (i) owned by Glavich and (ii) owned or under option to Donnelly and
(iii) owned by CFG Capital Management, LLC or its assignee and proposed to be transferred, at the time of the Notice.  Unless a different number (or allocation) of AIG Shares is specified in Donnelly's notice to Glavich,
Donnelly will be presumed to have elected that maximum number of its AIG Shares be sold.

	b.	If the Transfer involves Transfer of all the stock of AIG, Donnelly agrees that it will participate in the Transfer on the same terms and conditions that apply to the other shareholders, provided, however, that Glavich agrees he will not cause the per share purchase price to be reduced by allocating more than a commercially reasonable portion of the total consideration received to payments that will only benefit him at the expense of the other shareholders, such as through a consulting agreement, a covenant not to compete, or an employment agreement.

	c.	Donnelly shall effect its participation in the Transfer by promptly delivering to Glavich for transfer to the prospective purchaser one or more certificates, properly
endorsed for transfer, which represent the number of AIG Shares which Donnelly elects or agrees to Transfer.

	d.	The stock certificate or certificates that Donnelly delivers to
Glavich pursuant to paragraph c shall be transferred to the prospective purchaser in consummation of the sale of AIG Shares pursuant to the terms and conditions specified in the Notice, and such purchaser shall concurrently therewith remit to Donnelly, by wired funds or bank draft, or by acceptable commercial means for non-cash consideration that portion of the sale proceeds to which it is entitled by reason of its participation in such sale.

	e.	Notwithstanding anything to the contrary contained in this Section, the provisions of this Section and the right of co-sale shall not apply to a transfer of AIG Shares to Glavich's spouse, children, grandchildren or parents, to a trust or other estate planning entity for the benefit of the foregoing, to the heirs, executors, administrators or other legal representatives of Glavich, or to any other entity controlled by Glavich, but all AIG shares transferred to such persons or entities shall be deemed to be AIG shares owned by Glavich and subject to paragraphs 2 and 3 of this Agreement.

4.	Transfer to Competitors.  In the event the prospective purchaser named in the Notice of Sale given under Section 3 is in the business of developing, manufacturing or selling any automotive vision systems (including rear vision) or is an integrator of automotive interior trim (the "Donnelly Fields"), Donnelly may provide notice to Glavich and AIG within fifteen (15) days of receipt of the Notice of Sale from Glavich or AIG under Section 3, that such prospective purchaser is engaged in the Donnelly Fields setting forth in reasonable detail the nature of its activity in the Donnelly Fields. If the prospective purchaser participates in the Donnelly Fields and if so required by Donnelly, Glavich agrees with Donnelly that he will not Transfer the AIG Shares and AIG agrees that it will not transfer the assets to or merge with the prospective purchaser without first offering to Donnelly the following options, one of which shall be elected by Donnelly within 15 days of receipt of notice thereof or shall be deemed waived:

	a.	Donnelly may enter into an exclusive license from AIG, on terms and conditions reasonably agreeable to Donnelly and AIG, for all AIG's Intellectual
Property Rights, for exclusive use in the Automotive Vision Field, and the purchaser and all of its Affiliates will agree to be bound to the terms of such license and the terms of the Technology Transfer and License Agreement between
Donnelly and Applied Optics and the Amendment (with respect to the non-exclusive license), or

	b.	If Donnelly shall so elect, or if the parties are not able to agree upon terms for the license described in subsection (a) above, AIG agrees that any Transfer shall exclude any right to use the Intellectual Property Rights in the Automotive Vision Field, and Glavich agrees that he will not transfer any
AIG Common Stock unless AIG has first transferred the right to use the
Intellectual Property Rights in the Automotive Vision Field to another entity which is not in the Donnelly Fields.

5.	Pre-emptive Right.  AIG hereby grants to Donnelly the right of first refusal to purchase a pro rata share of New Securities (as defined in this Section) which AIG may, from time to time, propose to sell and issue. Donnelly's pro rata share, for purposes of this right of first refusal, is the ratio of the number of AIG Shares owned by Donnelly, plus the number of options for AIG Shares held by Donnelly immediately prior to the issuance of New Securities, to the total number of AIG Shares, plus the number of options for AIG Shares held by Donnelly outstanding immediately prior to the issuance of New Securities. This right of first refusal shall be subject to the following provisions:

	a.	"New Securities" shall mean any capital stock (including common stock and/or preferred stock) of AIG whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include (i) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by AIG by merger, purchase of substantially all the assets or other reorganization whereby AIG will own more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity and where such acquisition was not from an affiliate of AIG as defined under the Securities Act of 1933 (the "Act"), and rules and regulations promulgated thereunder ("Affiliate"); (ii) any borrowings, direct or indirect, from financial institutions by AIG, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features including warrants, options or other rights to purchase capital stock and are not convertible into capital stock of AIG; (iii) securities issued to employees, consultants, officers or directors of AIG pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors; (iv) securities issued in connection with obtaining lease financing from parties other than Affiliates; whether issued to a lessor, guarantor or other person;
(v) securities issued in a public offering pursuant to a registration under the Act; (vi) securities issued in connection with any stock split, stock dividend or recapitalization of AIG; and (vii) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (vi) above.

	b.	In the event AIG proposes to undertake an issuance of New
Securities, it shall give Donnelly written notice of its intention, describing the type of New Securities, and their price and the general terms upon which AIG proposes to issue the same. Donnelly shall have twenty (20) days after such notice is effective to agree to purchase Donnelly's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to AIG and stating therein the quantity of New Securities to be purchased.

	c.	In the event Donnelly fails to exercise fully the right of first refusal within said twenty (20) day period, AIG shall have one hundred twenty
(120)days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities respecting which Donnelly's right of first refusal option set forth in this Section was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in AIG's notice to Donnelly. In the event
AIG has not sold within said 150-day period, AIG shall not thereafter issue or sell any New Securities, without first again offering such securities to the Holders in the manner provided herein.

6.	Registration Rights.

	a.	Piggy-back Registration Rights.  In the event AIG proposes to file a registration statement under the Act with respect to any shares of capital stock of the AIG on any form, AIG shall give written notice of its intention to file a registration statement to Donnelly no later than such notice is given to any other shareholder in AIG, and in any event at least forty-five (45) days before the anticipated filing date, and such notice shall offer to Donnelly the opportunity to include in such registration statement the number of shares
(which may be all shares of Donnelly) that Donnelly may request.  If Donnelly desires to exercise its rights provided for hereunder, it shall give notice to that effect to AIG within thirty (30) days after its receipt of the notice of registration from AIG.  AIG shall cause the managing underwriter of the proposed offering to offer all of  Donnelly's shares of AIG on the same terms and conditions as the other shares to be included therein, unless  any such managing underwriter shall determine, in good faith and by written notice to
AIG, Donnelly and each other shareholder proposing to offer shares in such offering that the distribution of the Shares requested by AIG, Donnelly and such shareholder(s) to be included in the registration would have an adverse economic effect on the distribution of such shares by AIG, then AIG shall only be obligated to register AIG shares proposed for registration by Donnelly on a pro rata basis, based on ownership, with those shares registered for other shareholders in AIG, and if the managing underwriter recommends exclusion of less than all of the AIG shares sought to be registered by Donnelly, then the number of AIG shares permitted to be registered by the managing underwriter shall be registered.  In no event shall Donnelly be required to forgo the registration of AIG shares in connection with any proposed offering including more than a de minimus number of shares by AIG's directors or officers.

	b.	Cooperation.  If at any time AIG shall include AIG Shares owned by
Donnelly in a registration pursuant to this paragraph 6, Donnelly shall promptly provide to AIG such information relating to Donnelly as AIG shall reasonably request for use in or in the preparation of such registration statement.

	c.	Additional Obligations of AIG.  Whenever AIG registers its shares and includes AIG shares of Donnelly pursuant to a request of Donnelly under this paragraph 6, AIG shall:

	(i)	Prepare for filing with the Securities and Exchange Commission such amendment and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provision of the Act with respect to then sales of securities covered by such registration statement for the period necessary (but in no event more than one hundred eighty (180) days) to complete the proposed public offering;

	(ii)	Furnish to Donnelly such copies of the preliminary and final prospectus and such other documents as Donnelly may reasonably request to facilitate the public offering of its Shares;

	(iii)	Permit Donnelly or its counsel or other representatives to inspect and copy such corporate documents and records as may reasonably be requested by them;

	(iv)	Furnish to Donnelly a copy of all documents filed and all
correspondence from or to the Securities and Exchange commission in connection with any such offering; and

(v) Pay all expenses in connection with such registration and offering other than any underwriting commissions attributable to the registration of Donnelly's shares of AIG so registered, except that the fees and expenses of Donnelly's special counsel, if any, shall be paid by Donnelly.

	(d)	Notwithstanding the foregoing provisions, AIG may withdraw any registration statement referred to in this Section without thereby incurring any liability to Donnelly.

7.	The Board of Directors.

	a.	Glavich agrees with AIG and with Donnelly to vote all AIG Shares now or hereafter owned by Glavich and otherwise to use his best efforts as a shareholder  and  as a director of AIG, to  nominate and elect a Board of
Directors of AIG which shall include one person designated by Donnelly as a director of AIG.

b.	Donnelly may, prior to any election of the Board of Directors of
AIG, furnish to Glavich a written notice identifying its director designee. If Donnelly shall for any reason fail or refuse to give any such written notice, the director (if any) then serving on the Board of Directors of AIG and previously designated by Donnelly shall be re-elected by Glavich.

c.	Glavich shall not vote to remove any member of the Board of
Directors of AIG designated by Donnelly in accordance with the foregoing provisions of this Section 4, except for cause or unless Donnelly shall so vote or otherwise consent, and if Donnelly shall so vote or otherwise consent, then Glavich shall likewise so vote.

	d.	Any vacancy on the Board of Directors of AIG created by the
resignation, removal, incapacity or death of any person designated by Donnelly under the foregoing provisions of this Section 4 may be filled by another person designated by Donnelly. Glavich shall vote all AIG Shares owned or controlled by Glavich and shall vote as a director in accordance with each such new designation by Donnelly, and no such vacancy shall be filled in the absence of a new designation by Donnelly.

8.	Bylaws.  AIG's Bylaws will provide, and Glavich agrees that he will at all times, vote all AIG shares owned or controlled by him in favor of adopting or retaining, provisions of AIG's Bylaws requiring consent of Donnelly, which consent shall not be unreasonably withheld, for any of the following matters:

a.	Amendment to the Articles of Incorporation or bylaws of AIG which has an adverse effect on (i) the rights of or participation by directors or by the director designated by Donnelly on the Board of Directors or (ii) the capitalization of AIG.

	b.	Any agreement or transaction of AIG contrary to the terms of this
Agreement.

	c.	Any material amendments to the agreement between AIG and Glavich or any Affiliate of Glavich including any agreement, with respect to Glavich's compensation, provided, Donnelly hereby consents to terms of employment of
Glavich as set forth on Schedule 1.

9.	Legend.  Each certificate representing AIG Shares now or hereafter owned by Glavich shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDER RIGHTS AGREEMENT BY AND AMONG APPLIED IMAGE GROUP, INC., BRUNO GLAVICH, AND DONNELLY CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF APPLIED IMAGE GROUP, INC.

10.	Miscellaneous.

	a.	Entire Agreement; No Assignment; Governing Law.  This Agreement (a)
constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned, by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

b.	Amendment.  Any provision may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the parties hereto.

c.	Term.  This Agreement shall terminate upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Donnelly Shares, and (ii) the closing of AIG's sale of all or substantially all of is assets or the acquisition of AIG by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of AIG's capital stock or securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary.

d.	Arbitration.  Any dispute that may hereafter arise in connection with the construction, performance or breach of this Agreement shall be settled by final binding arbitration in Cleveland, Ohio, in accordance with the commercial rules of the American Arbitration Association, provided that the parties will use one arbitrator agreed upon by the parties, or if they cannot agree on an arbitrator within thirty (30) days after any party requests arbitration, will use a panel of three arbitrators selected as follows:
Donnelly and AIG shall each appoint an independent arbitrator within the next thirty (30) days, and within the thirty (30) days thereafter, those two arbitrators shall appoint the third arbitrator. If either party fails to appoint an independent arbitrator within such thirty (30) day period, the
arbitrator appointed by the other party shall be the sole arbitrator.   The
parties shall be entitled to conduct discovery proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator(s). Upon the conclusion of any arbitration proceedings hereunder, the arbitrator(s) shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him, her or them and shall deliver such documents to each party to this Agreement along with a signed copy of the award. The arbitration award shall be binding on all parties and enforceable in any court of competent jurisdiction.

e.	Notices. Any notice to be given hereunder by any party to the others shall be in writing and delivered personally or sent my registered or certified mail, postage pre-paid, or by national overnight courier:

			If to AIG or Glavich to:
			1653 East Main Street
			Rochester, New York  14609
			ATTENTION:  President

			With a copy to:
			Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP
			2400 Chase Square
			Rochester, New York  14604
			ATTENTION:  Justin L. Vigdor, Esq.

			If to Donnelly, to:
   49 West Third Street
   Holland, MI  49423
   Attention:  Scott Reed

			With a copy to:
			Daniel C. Molhoek, Esq.
			Varnum, Riddering, Schmidt & Howlett LLP
			Bridgewater Place, P.O. Box 352
			Grand Rapids, Michigan 49501

or to such other addresses as may be designated in writing by the party to receive such notice as provided above.

	f.	Counterparts; Facsimile Signatures.  This Agreement may be signed in one or more counterparts, each of which, taken together, shall constitute a complete execution of the document.  Facsimile signatures shall be deemed to be originals.

The foregoing Agreement is hereby executed as of the date first above written.

						Applied Image Group, Inc.

						By  /s/ Bruno B. Glavich
						Bruno B. Glavich, President

						/s/ Bruno B. Glavich
						Bruno B. Glavich

						Donnelly Corporation


						By  /s/ Scott Reed
						Scott Reed, Sr. Vice President and CFO

EXHIBIT F

RATIFICATION, MODIFICATION AND GUARANTY
OF PROMISSORY NOTE


This Ratification, Modification and Guaranty of Promissory Note is entered into effective as of January 4, 1999 by and between Donnelly Corporation, a Michigan corporation ("Donnelly" or "Lender"), Applied Optics, Inc., a Michigan corporation formerly called Donnelly Optics Corporation ("Optics") and Applied Image Group, Inc., a New York corporation ("AIG").

RECITALS

WHEREAS, Donnelly and Optics (sometimes called "Borrower") entered into a Promissory Note (the "Note") as of January 3, 1999, a copy of which is attached hereto as Exhibit A, pursuant to which Optics is obligated to pay the principal sum of $5,000,000 and interest thereon in accordance with the terms thereof to Donnelly; and

WHEREAS, as of the date hereof Optics is the successor corporation in a merger with Optics Acquisition, Inc. ("Acquisition"), as more fully described in the Plan and Agreement of Merger (the "Merger Agreement") dated as of December 1, 1998 by and among Donnelly, Optics, Acquisition, AIG and Bruno Glavich; and

WHEREAS, AIG owns all of the outstanding stock of Optics; and

WHEREAS, under the Merger Agreement, the parties have agreed to the modifications contained herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions contained herein and in the Merger Agreement, the parties hereto hereby agree as follows:

1.	Ratification.  Optics hereby ratifies the obligation under the Note and agrees to perform all other obligations under the Note.

2.	Modifications.  The parties hereby agree that the Note is amended to add the following provisions:

a.  	Conversion.

Lender shall have the right at any time to convert all or a portion of the principal balance of this Note into shares of the common stock, $.01 par value, of AIG ("AIG Common Stock") at the rate of one common share for each $95,000 of principal so converted (the "Conversion Price"). The conversion right may be exercised by delivering written notice of exercise to AIG, specifying the dollar amount to be so converted.

AIG shall give the Lender notice at least twenty (20) days prior to any proposed (i) sale of all or substantially all of the assets of AIG, (ii) recommendation by the Board of Directors that the shareholders of AIG accept the tender of cash or other securities for their shares in AIG,
(iii) merger or consolidation of AIG with or into any other entity, or (iv) dissolution, liquidation, or other distribution of the assets of AIG to its shareholders. Upon such notice, the Lender may exercise its option to convert the principal balance of and accrued interest on this Note to common shares by delivering written notice of exercise to AIG within such 20 day notice period. In addition, the right to exercise such option shall become effective immediately if Bruno Glavich proposes to transfer any AIG Common Stock in a manner creating first refusal or tag-along rights for Donnelly under that certain Shareholder Rights Agreement between AIG, Donnelly and Bruno Glavich dated of even date herewith ("Shareholder Rights Agreement").

b.  	Subordination.

This Note, including the Principal hereof and interest hereon, is subordinate and junior in right of payment to the senior indebtedness of AIG to Star Bank and of Optics to the Industrial Development Authority of the County of Pima, whether now outstanding or hereafter incurred, or to any other financial institution for the refinancing thereof, in that, in the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, or arrangement with, or assignment for the benefit of creditors, readjustment of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding-up of, or relating to, AIG or Optics, whether voluntary or involuntary, all such obligations and rights, including post-default interest, shall be entitled to be paid in full before any payment shall be made on account of the principal of, or interest or premium, if any, on this Note. Donnelly agrees to execute agreements requested by AIG's lenders with respect to the subordination of this Note.

c.  	Adjustment on Certain Events.

In the event of any (i) consolidation or merger of AIG (other than a consolidation or merger in which AIG is the surviving entity), (ii) reclassification, capital reorganization or change in AIG's common stock (other than solely a change in par value, or from par value to no par value), or (iii) consolidation or merger of another entity into AIG and in which there is a reclassification or change of AIG's common stock, then and in each such event the Lender shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, merger or other change, by holders of the number of shares of common stock into which this Note might have been converted immediately prior to the occurrence of any such event.

d.  	Reservation of Shares

AIG covenants that it will at all times reserve and keep available, solely for the purpose of issuance or delivery upon conversion of this Note as herein provided, such number of shares of common stock of AIG as shall be issuable upon the conversion of this Note. AIG covenants that all shares of common stock, so reserved, shall upon issuance, be duly and validly issued and fully paid and non-assessable.

	e.	Events of Default

The following shall also constitute an event of default:

(v)	The breach by AIG or Bruno Glavich under the Shareholder Rights Agreement if such default continues for ten (10) days after written notice by the holder of the Note to AIG.

	f.	Prepayment

This Note may not be prepaid in whole or in part without the prior written consent of the holder of the Note.

3.	Guaranty.  AIG hereby unconditionally and absolutely guarantees payment of any and all amounts due under the Note to Donnelly and the performance of all obligations of Optics under the Note. AIG hereby waives notice of non-payment, demand, presentment, protest, notice of protest, and notice of dishonor.

IN WITNESS WHEREOF, the parties hereto have executed this Assumption and Modification as of the date first written above.

						APPLIED IMAGE GROUP, INC.


						By: /s/ Bruno B. Glavich
   							Bruno B. Glavich, President

						APPLIED OPTICS, INC.


						By: /s/ Bruno B. Glavich

						Title: President

						DONNELLY CORPORATION


						By: /s/ Scott E. Reed

						Title: Sr. VP & CFO

EXHIBIT A
CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$5,000,000								January 3, 1999

	Donnelly Optics Corporation, a Michigan corporation ("Borrower"), hereby promises to pay to Donnelly Corporation ("Lender"), at 49 West Third Street, Holland, Michigan 49423, or order, the principal sum of $5,000,000. Interest shall not accrue until January 4, 2002, at which time interest shall begin accruing at the rate of 6% per year (the "Borrowing Rate"). Borrower shall pay accrued interest only quarterly on each April 4, July 4, October 4, and January 4, beginning on April 4, 2002, and shall pay the entire outstanding balance of principal plus accrued but unpaid interest on the tenth anniversary date hereof.

	Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(i)	The Borrower shall fail to pay any principal or interest under the Note when due and such failure shall continue for ten (10) business days after written notice thereof to the Borrower by any holder of the Note; or

(ii)	The Borrower shall be in default under the terms of any indebtedness which this Note is or becomes subordinated to (other than as evidenced by the Note) owing by the Borrower, unless in such case such failure to pay or perform shall be waived by the holder or holders of such indebtedness or such trustee or trustees and such failure shall continue for ten (10) business days after written notice thereof to the Borrower by any registered holder of the Note; or

(iii) The (i) commencement by the Borrower of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case; (ii) Borrower filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;
(iii) entry of an order for relief in any involuntary case commenced under said Title 11; (iv) Borrower seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (v) entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation , reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver other than a custodian for, all or a substantial part of its property; or (vi) Borrower making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property, which such case, judgment, order or decree shall continue unstayed and in effect for any period of 60 days, or

(iv)	Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower and such judgment, writ, or similar process shall not be released, vacated or fully bonded within sixty (60) days after its issue or levy, then, and in any such event, the Lender may declare the entire unpaid principal amount of the Note and all interest accrued and unpaid thereon to be forthwith due and payable, whereupon the Note, and all such accrued interest shall become due and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
	This Note shall be interpreted under, the laws of the State of New York without giving effect to any choice or conflict rule or provision that would result in the application of the domestic substantive law of any other jurisdiction.
	In the event Lender incurs any expense, including attorney's fees, to enforce its rights hereunder, upon which Lender is successful, Borrower will fully indemnify and hold Lender harmless for all such costs by reimbursement upon presentation by Lender of a written statement itemizing such costs whether already paid or simply accrued for payment by Lender.
	Borrower represents and warrants that the issuance and delivery of this Note and performance of the terms hereof are each duly authorized by all necessary corporate action and do not and will not violate the terms or provisions of any material contract or instrument to which it is a party or by which it is bound.

							DONNELLY OPTICS CORPORATION

	     	By:     ____________________________
							Title: _____________________________

ATTEST:
____________________
Secretary

EXHIBIT H


AMENDMENT TO TECHNOLOGY TRANSFER
AND LICENSE AGREEMENT

This Amendment to Technology Transfer and License Agreement is entered into as of the 4th day of January, 1999, by and between Donnelly Corporation, a Michigan corporation ("Donnelly"), and Applied Optics, Inc., a Michigan corporation formerly known as Donnelly Optics Corporation ("Applied Optics").

RECITALS

WHEREAS, Donnelly and Applied Optics (then Donnelly Optics Corporation) entered into a Technology Transfer and License Agreement (the "Agreement") as of
January 31, 1997, a copy of which is attached hereto as Exhibit A, pursuant to which Donnelly transferred to Applied Optics the Technology and Intellectual Property Rights and Applied Optics granted back to Donnelly a license to certain rights in the Technology and Intellectual Property Rights, as those terms are defined in the Agreement; and

WHEREAS, as of the date hereof Applied Optics' name was changed as the result of a merger with Optics, as more fully described in the Plan and Agreement of Merger (the "Merger Agreement") dated as of December 1, 1998 by and among Donnelly, Applied Optics, AIG Acquisition, Inc., and Applied Image Group, Inc. ("AIG"); and

WHEREAS, as a condition to enter into the Merger Agreement, AIG has required this Amendment to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions contained herein and in the Merger Agreement, the parties hereto hereby agree that the Agreement is hereby amended as follows:

1.	Definitions.  All terms used herein and defined in the Agreement shall have the meanings ascribed to them in the Agreement.

2.	Section 1.3 is hereby deleted in its entirety and replaced with the following:

	1.3	"Intellectual Property Rights" shall mean United States
international and foreign patents and patent applications (including United States provisional applications and all PCT patent applications) listed on exhibit A attached hereto, any and all patents issuing therefrom or otherwise corresponding thereto, and all divisionals, continuations, continuations-in-part, reissues, reexamination certificates and extensions thereof, and any improvements thereon and further developments with respect thereto, describing and/or claiming Technology, and all copyrights, mask works, industrial design registrations and applications for registrations, trade secrets, and all other proprietary rights listed on Exhibit A covering or otherwise related to Technology and/or processes for manufacture and/or use of products embodying Technology.

3.	Section 1.6 is deleted in its entirety and new  Sections 1.6, 1.7, 1.8,
1.9 and 1.10 are added to read as follows:

	1.6	"Automotive Vision Field" shall mean any diffractive optical digital image capture based camera device which permits the driver or a passenger of an automobile or a light truck to view an object either inside or outside the vehicle.

	1.7	"Automotive Detectors and Sensors Field" shall mean any device using diffractive optics used inside or outside of a vehicle to sense, control or detect the existence, operation or location of an object or function through visual or optical means.

	1.8	"Non-exclusive Donnelly Field" shall mean the Automotive Detectors and Sensors Field.

	1.9	"Exclusive Donnelly Field" shall mean the Automotive Vision Field.

	1.10	"Donnelly Fields" shall mean Exclusive Donnelly Field and Non-
exclusive Donnelly Field.

4.	Article III is hereby deleted in its entirety and replaced with the following:

	3.1	Applied Optics hereby grants to Donnelly a nonexclusive worldwide paid-up license under the Technology and Intellectual Property Rights, with the right to make, use, sell, and have made any products solely in the Non-Exclusive Donnelly Field. Donnelly shall not have the right to sublicense the Intellectual Property Rights without the prior written consent of Applied Optics, which consent may be granted or withheld in the sole and absolute discretion of Applied Optics; provided however, that Donnelly shall have the right to have third parties manufacture products in the Non-Exclusive Donnelly Field for Donnelly using the Technology and Intellectual Property Rights, subject to Donnelly's obligations under Article VI.

	3.2	In addition, Assignee hereby grants to Assignor an exclusive worldwide, paid-up license, under the Technology and Intellectual Property Rights, with the right to make, use, sell, and have made any products or components thereof solely in the Exclusive Donnelly Field. Assignor shall not have the right to sublicense the Intellectual Property Rights without the prior written consent of Assignee, which consent may be granted or withheld in the sole and absolute discretion of Assignee; provided, however, that Assignor shall have the right to have third parties manufacture products in the Exclusive Donnelly Field for Assignor using the Technology and Intellectual Property Rights, subject to Donnelly's obligations under Article VI.

	3.3	In the event Assignor has exercised its right to have third parties manufacture products utilizing the Technology ("Products") in the Exclusive
Donnelly Field such that at least 50% of Products utilized by Donnelly in such
Field are manufactured by parties other than Assignee during any 6 month period after commencement of manufacture of Products using production tooling,
Assignor agrees that the license granted under Section 3.2 shall become, with no further action by Assignee, nonexclusive.  This provision shall not be effective if Assignee refuses to manufacture Products for Assignor or provides prices or terms contrary to Section 6.2 of this Agreement.

	3.4	Each party agrees promptly to disclose to and share with the other party information concerning all future developments and improvements concerning Technology and Intellectual Property Rights conceived or developed by such party relating to Donnelly Exclusive Field.

	3.5	The Assignee shall not knowingly, directly or indirectly, sell or attempt to sell products in the Exclusive Donnelly Field or manufacture products in the Exclusive Donnelly Field for third parties other than Assignor.

	3.5	Nothing in this Article III shall be construed as permitting
Assignor to abrogate its obligations of confidentiality under Article XII.

5.	Section 6.2 is hereby amended to insert the underlined language so that such section shall read as follows:

Assignee agrees it will manufacture all of Assignor's requirements of Donnelly Products at prices and on terms no less favorable than products manufactured for other parties ordering products of similar quality and similar quantity and on a similar delivery schedule and other terms, at the quotations provided pursuant to
Section 6.1.

6.	Section 11.1 is hereby amended to provide that arbitration shall take place in Cleveland, Ohio.

7.	Exhibit A is amended and restated to be the attached Exhibit A.

8.	All other terms of the Agreement shall remain in full force and effect and shall not be amended hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

						APPLIED OPTICS, INC.


						By: /s/ Bruno B. Glavich
						Bruno B. Glavich, President


						DONNELLY CORPORATION


						By: /s/ Scott E. Reed
						Title: Sr. VP & CFO

EXHIBIT A



FCH&S          Matter                        Title
Docket
----------     -------------------------     ---------------------------------

2201.1         U.S. Patent No. 5,538,674     Method For Reproducing Holograms,
                                             Kinoforms, Diffractive Optical
                                             Elements And Microstructures


2201.1 DI      U.S. Patent Appln. No.
               08/656,424                    Method For Reproducing Holograms,
                                             Kinoforms, Diffractive Optical
                                             Elements And Microstructures And
                                             A Plastic Binary Optical Element
                                             Produced by Such A Method


2201.1         Australian                    "
Australia      Appln. No. 12098/95


2201.1 Canadian                              "
Canada         Appln. No. 2,177,040


2201.1         European Appln.               "
EPO            No. 95 903 122


2201.1         Israel Appln.                 "
Isreal         No. 111695


2201.1         Japanese Appln.               "
Japan          No. 514587/1995


2201.1         Korean Appln.                 "
Korea          No. 96-702658

INDEMNIFICATION AGREEMENT WITH RESPECT TO OPTIONS

	This Agreement, dated as of December 1, 1998, between APPLIED IMAGE GROUP, INC., a New York corporation ("AIG") and DONNELLY CORPORATION, a Michigan corporation ("Donnelly").

W I T N E S S E T H :

	Whereas, Applied Image Group, Inc, a New York corporation ("AIG") and Donnelly have entered into an agreement pursuant to which Donnelly Optics Corporation Optics ("Optics"), a wholly owned subsidiary of Donnelly, will merge with Optics Acquisition, Inc., a wholly owned subsidiary of AIG effective on January 4, 1999, and

	Whereas, Optics has granted an incentive stock option to Daniel Joseph ("Joseph") to purchase up to 1800 shares of Optics common stock (the "Options") pursuant to an Option Agreement dated as of December 7, 1997;

	NOW, THEREFORE, in consideration of executing the Agreement and Plan of Merger dated the date hereof, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Donnelly agrees to indemnify, defend and hold Optics and AIG harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon or incurred by AIG or Optics by reason of or resulting from the Option, provided that if any claim is asserted, Optics and AIG shall promptly notify Donnelly and tender to Donnelly the defense and management of any claim. Any damages of AIG or Optics will be offset by any pay or benefits that Optics or AIG offered Joseph in lieu of the Options which was rejected by Joseph.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

						APPLIED IMAGE GROUP, INC.

						By: /s/ Bruno B. Glavich
						Title: President

						DONNELLY CORPORATION

						By: /s/ Scott E. Reed
						Title: Sr. VP & CFO

TRANSITION FUNDING AND REIMBURSEMENT AGREEMENT


	Agreement made this first day of December, 1998, by and between Applied Coatings, Inc., a New York corporation ("Applied") and Donnelly Corporation, a Michigan corporation ("Donnelly").

RECITALS

	Whereas, the Applied Image Group, Inc, a New York corporation ("AIG") and Donnelly have entered into an agreement pursuant to which Donnelly Optics Corporation ("Optics"), a wholly owned subsidiary of Donnelly, will merge with Optics Acquisition, Inc., a wholly owned subsidiary of AIG effective on January 4, 1999, and

	Whereas, Applied will, prior to the effective date of the above merger, become a wholly owned subsidiary of AIG, and

	Whereas, although the closing of the merger will occur on the effective date for technical reasons, the parties have agreed that the financial responsibilities of the parties to the merger will be determined as of December 1, 1998, that all gains and losses of Optics after December 1, 1998, shall inure to the benefit of or shall be charged to AIG and that all expenditures of Optics between December 1, 1998 and the Effective Date, shall be the responsibility of Applied, except as otherwise provided in the Agreement and Plan of Merger or in this Agreement.


	NOW, THEREFORE, in consideration of executing the Agreement and Plan of Merger dated the date hereof, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:


	1.	Funding of Expenditures.  Applied agrees to pay all payments required by Optics (in excess of all accounts receivable or other income collected by Optics) after the date hereof for any reason, including operating funds or capital, except for the payment of the tooling referenced in paragraph 4 and except as otherwise set forth herein.

	2.	Guaranty of Employment Obligations.  Donnelly currently makes all payroll payments and provides certain benefits for Optics' employees, and Optics reimburses Donnelly for all of Donnelly's costs in connection with such employees. Donnelly agrees to keep those persons on the attached Sheet 1 and at least 4 persons (who shall be selected by Applied) on the attached Sheet 2 on its payroll through December 31, 1998 (unless otherwise requested by Applied) at which time such employees shall be transferred to the payroll of Optics or Applied. Applied hereby unconditionally guarantees the obligations of Optics to pay Donnelly for all costs incurred by Donnelly with respect to such employees from and after December 1, 1998, except as otherwise provided in the Agreement and Plan of Merger. The amount of the costs shall be computed in accordance with Donnelly's past practice, and paid within ten days after Donnelly presents its statement.

	3.	Control of Expenditures.  From and after December 1, 1998, Optics shall not incur any obligations or pay any expenditures in any manner other than in accordance with the terms under which they are due, without the prior consent of Applied or Bruno Glavich.

	4.	Tooling for EL 400.  The parties agree that Donnelly will loan to
Optics up to $177,000 for the tooling expense for the EL 400 tooling, when the payment for such tooling is due. Such loan shall be repaid by AIG, without interest, on January 4, 2000, if, and only if, such tooling is being or has been used by Optics in the production of products or on such later date as Optics uses such tools. If the loan is not repaid, Optics will transfer the tooling to Donnelly.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

						APPLIED COATINGS, INC.


						By: /s/ Bruno B. Glavich
						Bruno B. Glavich, President


						DONNELLY CORPORATION


						By: /s/ Scott Reed
						Scott Reed, Senior Vice President
						And Chief Financial Officer